Exhibit 99.1
Contact for Investors and Media:
Animas Corporation
Richard Baron
Vice President, Finance and CFO
610-644-8990 X 1168
Richard.Baron@animascorp.com
Animas Corporation Reports Financial Results for the Third Quarter 2005
Growth in Net Revenue and Gross Margin Reflect Strong Underlying Business
WEST CHESTER, PA, October 31, 2005 (BUSINESS WIRE) — Animas Corporation (NASDAQ:PUMP) today announced financial results for the quarter ended September 30, 2005.
Third Quarter Highlights:
•	Net revenues of $21.7 million, representing an increase of 26% from adjusted net revenues for Q3 ’04 and in line with earlier guidance. (Please see attached table for reconciliation of adjusted to GAAP numbers).

•	Net revenues of $62.5 million for the nine months ended September 30, 2005, representing an increase of 45% from adjusted net revenues for the prior year period.

•	Gross margin of 63%, compared to an adjusted gross margin of 57% in Q3 ‘04.

•	Launch of the ezSet in September.

•	Net income of $418,000.

•	Net income per share of $.02 per share.
“We were pleased to see net revenues grow 26% year-over-year, despite the effects of Katrina in the South, rising gas prices creating financial hardship for many people, and some confusion in the marketplace over various new products, resulting in delays in purchasing decisions,” said Kathy Crothall, President and CEO of Animas Corporation. “We are cautiously optimistic for a strong fourth quarter as reflected in our guidance, and are confident that we will continue to maintain our strong momentum throughout 2006 and beyond because of our superior service, our superior products, and product pipeline.”

FINANCIAL HIGHLIGHTS
Net revenues: Net revenues for Q3 ‘05 totaled $21.7 million, compared to $17.2 million of adjusted net revenues in Q3 ‘04, representing an increase of 26%. Net revenues for the US market constituted 88% of total net revenues, and are 17% greater than adjusted net revenues for the US market in Q3 ‘04. Net revenues for the international market constituted 12% of total net revenues and are 201% greater than adjusted net revenues for the international market in Q3 ’04. Net revenues for supplies constituted 42% of total net revenues, compared to 31% of total adjusted net revenues in Q3 ’04.
Gross margin: Third quarter gross margin was 62.6%, compared to an adjusted gross margin of 57.0% in Q3 ’04. Gross margin for supplies was 52%, compared to 37% in Q3 ’04; the improvement in gross margin reflecting the Company’s ongoing cost reduction programs in supplies.
Research and development (or “R&D”) expenses: Third quarter R&D expenses were $2.2 million, compared to $1.7 million in Q3 ‘04. Additional R&D charges for the micropump and microneedle developments are being incurred by the Company’s technology partner, Debiotech, SA, in accordance with its contractual obligations. As a percent of net revenues, R&D expenses in the third quarter were 10%, unchanged from the prior year’s quarter.
Selling, general and administrative expenses (or “SG&A”): Third quarter SG&A expenses were $11.1 million, or 51% of net revenues, compared to SG&A expenses of 55% of adjusted net revenues in Q3 ‘04, which reflects increased operating leverage year-over-year.
Net Income (Loss): Third quarter net income was $418,000, compared to the adjusted net loss for Q3 ‘04 of $1.4 million.
Nine-month performance: For the nine-month period ended September 30, 2005, net revenues were $62.5 million, compared to adjusted net revenues of $43.2 million for the first nine months of 2004, a growth of 45%. The Company reported an adjusted net loss of $943,000 for the nine month period, before the in-process R&D charges associated with the Cygnus transaction and the additional charge for inventory write-off and additional reserves, compared to an adjusted net loss of $6.4 million in the same period during 2004. Including the $9.3 million in-process R&D charges associated with the Cygnus transaction and the $2.8 million charge in the second quarter for inventory write-off and additional reserves, the net loss for the first nine months of 2005 was $13.0 million.

Fourth quarter and 2005 guidance: Guidance for fourth quarter net revenues is $22.5 to $24.0 million, compared to adjusted net revenues of $20.0 million in Q4 ‘04, an increase of approximately 17% in the mid-range. Guidance for net revenues for 2005 is $85 to $86.5 million. Guidance for fourth quarter net income ranges from $1.0 to $3.5 million. Adjusted net income guidance for the year, before the $9.3 million in-process R&D charges associated with the Cygnus transaction and the $2.8 million charge, taken in the second quarter, for inventory write-off and additional reserves, ranges $0.6 to $2.6 million, down from an earlier guidance between $3 and $4 million. The primary reasons for the reduction in net income guidance are the greater costs than anticipated for Sarbanes Oxley compliance and related consulting and other expenditures in the third and fourth quarters.
(Tables Follow)
Webcast information: Animas Corporation will host a webcast today, October 31, 2005, at 4:30 p.m. (ET), to discuss its financial results for the third quarter ended September 30, 2005 and its future guidance. This quarterly presentation will be webcast through the Investor Relations section of the Company’s website at http://www.animascorp.com. An online archive of the webcast will be available through October 31, 2006. A copy of this earnings release will be available at http://www.animascorp.com. Animas Corporation undertakes no obligation to update or revise these materials, whether as a result of new information, future events, or for any other reason.
About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the failure to successfully commercialize the licensed or acquired technology; technical issues with the Company’s products; any significant disruption with vendors; any failure to maintain profitability; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; disputes over intellectual property rights, including the risk of court-ordered injunctions prohibiting our manufacture or sale of a product following a finding of patent infringement; product liability lawsuits; and the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

ANIMAS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands, except share and per share data)
Net revenues	$21,705	$22,654	$62,493	$47,911

Operating expenses:
Cost of products sold	8,109	8,666	27,778	18,944
Research and development expenses	2,226	1,746	6,007	4,564
Selling, general and administrative expenses	11,055	9,519	32,755	26,940
Purchased in-process research and development	—	—	9,265	—

Total operating expenses	21,390	19,931	75,805	50,448

Income (loss) from operations	315	2,723	(13,312)	(2,537)

Interest income (expense), net	103	96	291	(92)

Net income (loss)	$418	$2,819	$(13,021)	$(2,629)

Basic net income (loss) attributable to common stockholders per share	$0.02	$0.15	$(0.63)	$(0.23)

Diluted net income (loss) attributable to common stockholders per share	$0.02	$0.14	$(0.63)	$(0.23)

Weighted average shares — basic	20,693,422	19,215,289	20,523,626	11,453,535

Weighted average shares — diluted	21,642,133	20,804,281	20,523,626	11,453,535

ANIMAS CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2005	December 31, 2004
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$17,936	$30,867
Short-term investments	1,839	—
Accounts receivable, net	22,336	22,382
Inventories	15,128	10,924
Other current assets	2,868	1,378

Total current assets	60,107	65,551
Property and equipment, net	7,560	6,780
Other assets	4,076	3,654

Total assets	$71,743	$75,985

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,591	$4,430
Other current liabilities	6,177	4,475

Total current liabilities	13,768	8,905
Other liabilities	1,852	2,074
Stockholders’ equity	56,123	65,006

Total liabilities and stockholders’ equity	$71,743	$75,985

ANIMAS CORPORATION AND SUBSIDIARIES
Reconciliation of Net Revenues, Cost of Products Sold and Net Income (Loss)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(in thousands)
Reconciliation of Adjusted Net Revenues
Net revenues	$21,705	$22,654	$62,493	$47,911
Recognition of net revenues deferred from prior periods under the pump upgrade program	—	(5,453)	—	(4,746)

Adjusted net revenues	$21,705	$17,201	$62,493	$43,165

Reconciliation of Adjusted Gross Margin
Cost of products sold	$8,109	$8,666	$27,778	$18,944
Inventory and warranty reserves	—	—	(2,813)
Cost of products sold associated with the pump upgrade program	—	(1,265)	—	(1,025)

Adjusted cost of products sold	8,109	7,401	24,965	17,919

Adjusted gross margin	$13,596	$9,800	$37,528	$25,246

Reconciliation of Adjusted Net Income (Loss)
Net income (loss)	$418	$2,819	$(13,021)	$(2,629)
Inventory and warranty reserves	—	—	2,813	—
Purchased in-process research and development	—	—	9,265	—
Recognition of net revenues deferred from prior periods under the pump upgrade program	—	(5,453)	—	(4,746)
Cost of products sold associated with the pump upgrade program	—	1,265	—	1,025

	—	(4,188)	12,078	(3,721)

Adjusted net income (loss)	$418	$(1,369)	$(943)	$(6,350)

Note:
The reconciliation of net revenues, cost of products sold and net income (loss) is to provide useful information indicative of the Company’s core operating results and permit the comparison of shipments relating to the demand generated in the three and nine months ended September 30, 2005 to that of the prior year period, respectively. To effectively measure the ongoing operations and the demand shipments for the period, the Company eliminated the effect of the inventory and warranty reserves, the purchased in-process research and development and the recognition of revenue relating to the pump upgrade program. The non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters.